SCHEDULE FOR COMPUTING TOTAL RETURN
                   PRINCOR LIMITED TERM BOND FUND, INC.
                                 CLASS R SHARES

The average annual total return quotation for the period from February 29, 1996 (effective date) to October 31, 1996 is computed by finding the average annual compounded rate of return over the period that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                         P(1 + T)n = ERV

Where:       P      =    a hypothetical initial payment of $1000

             T      =    average annual total return

             n      =    number of years

           ERV      =    ending redeemable value of a hypothetical $1000
                         payment made at the beginning of the 1, 5, or 10 year periods at the end of the 1, 5, or 10 year periods (or fractional portion thereof).

The above calculation includes all recurring fees that are charged to all shareholder accounts.

The Fund's average annual total return for the 1, 5 and since inception periods ending October 31, 1996 is calculated as follows:


Period February 29, 1996 to October 31, 1996:
---------------------------------------------

         $1,000(1 + T)(246/365) = $1021.63

Solve for T

         T = 3.24%

                     SCHEDULE FOR COMPUTING ANNUALIZED YIELD
                        PRINCOR LIMITED TERM BOND FUND, INC.
                                 CLASS R SHARES


The yield quotation based on the 30 day period ended on October 31, 1995 is computed by dividing the net investment income per share earned during the period by the maximum offering price per share on October 31, 1995, according to the following formula:


              a - b
YIELD:    2[(-------- + 1)^6 - 1]
                cd

Where:

          a  = dividends and interest earned during the period.

          b  = expenses accrued for the period (net of reimbursements).

          c = the average daily number of shares outstanding during the period that were entitled to receive dividends.

          d = the maximum offering price per share on the last day of the period.

The Fund's Yield is as follows:

              417.10 - 90.47
YIELD:    2[(----------------------- + 1)^6 - 1]
              8008.645 x 9.88


Yield = 5.01%